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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

[ ] Form 10-K   [ ] Form 20-F   [X] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended: December 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable.

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PART I--REGISTRANT INFORMATION

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     Full name of Registrant: The Angelica Corporation Retirement Savings Plan
     Former Name if Applicable: Not applicable.

     424 South Woods Mill Road
     Address of Principal Executive Office (Street and Number)

     Chesterfield, Missouri 63017
     City, State and Zip Code

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PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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The registrant hereby represents that:

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 11-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

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State below in reasonable detail the reasons why Form 11-K or portion thereof could not be filed within the prescribed time period.

     Despite the Company's diligent efforts, completion of the Form 11-K of The Angelica Corporation Retirement Savings Plan (the "Plan") for the year ended December 31, 2002, has been delayed due to the undertaking by the Company to reconcile minor discrepancies between the Plan's Form 5500 filing prepared by a third party Trustee and the Plan's audited financial statements.





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PART IV--OTHER INFORMATION

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     (1) Name and telephone number of person to contact in regard to this notification

T. M. Armstrong                                  (314)         854-3800
   (Name)                                     (Area Code) (Telephone Number)


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Not applicable.





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              THE ANGELICA CORPORATION RETIREMENT SAVINGS PLAN
                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: July 1, 2003                By            /s/ T. M. Armstrong
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                                     T. M. Armstrong
                                     Senior Vice President - Finance and
                                     Administration and Chief Financial Officer
                                     of Angelica Corporation








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